Filed Pursuant to Rule 424(b)(3)

Registration No. 333-112169

SUPPLEMENT NO. 7 DATED OCTOBER 28, 2004

TO PROSPECTUS DATED APRIL 23, 2004

APPLE REIT SIX, INC.

The following information supplements the prospectus of Apple REIT Six, Inc. dated April 23, 2004 and is part of the prospectus. This Supplement is cumulative and replaces all prior Supplements. Prospective investors should carefully review the prospectus and this Supplement No. 7.

TABLE OF CONTENTS

Status of the Offering	S – 2
Recent Developments	S – 2
Acquisitions and Related Matters	S – 3
Summary of Contracts	S – 4
Our Properties	S – 6
Selected Financial Data	S – 9
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S – 10
Experts	S – 14
Index to Financial Statements	F – 1

The prospectus, and each supplement, contains forward-looking statements within the meaning of the federal securities laws, and such statements are intended to be covered by the safe harbors created by those laws. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

STATUS OF THE OFFERING

We completed the minimum offering of units (with each unit consisting of one Common Share and one Series A Preferred Share) at $10.50 per unit on April 29, 2004. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of October 25, 2004, we had closed on the following sales of units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	4,761,905	$50,000,000	$45,000,000
$11.00	18,798,978	$206,788,756	$186,109,891

Total	23,560,883	$256,788,756	$231,109,891

RECENT DEVELOPMENTS

On October 12, 2004, we closed on the purchase of eight hotels under eight separate contracts for an aggregate gross purchase price of $95,600,000. These hotels contain a total of 962 guest rooms or suites.

The purchase price was funded by our ongoing offering of units. We also used the proceeds of our ongoing offering to pay $1,912,000, representing 2% of the aggregate gross purchase price for the recently purchased hotels, as a commission to Apple Six Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

As a result of these recent purchases, we currently own a total of 11 hotels, which are located in the states indicated in the map below:

ACQUISITIONS AND RELATED MATTERS

Overview

We purchased our hotels through our wholly-owned subsidiaries. Each hotel has been leased by our purchasing subsidiary to another one of our wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. For simplicity, the applicable lessee will be referred to below as the “lessee.”

Each hotel is managed under a separate management agreement between the lessee and the applicable manager. For simplicity, the manager will be referred to below as the “manager.”

The hotel lease agreements and management agreements are among the contracts described in the next section. The table below specifies the franchises, purchasers, lessees and managers for our hotels (with additional hotel information provided in a following section):

Hotel (a)	Franchise (b)	Purchaser/Lessor	Lessee	Manager (c)
Fort Worth, Texas	Springhill Suites	Apple Six Hospitality Texas, L.P.	Apple Six Services, L.P.	Springhill SMC Corporation

Myrtle Beach, South Carolina	Courtyard by Marriott	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Courtyard Management Corporation

Redmond, Washington	Marriott	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Marriott International, Inc.

Anchorage, Alaska	Hilton Garden Inn	Apple Six Hospitality, Inc.	Apple Six Services Anchorage I, LLC	Stonebridge Realty Advisors, Inc.

Anchorage, Alaska	Homewood Suites	Apple Six Hospitality, Inc.	Apple Six Services Anchorage II, LLC	Stonebridge Realty Advisors, Inc.

Phoenix, Arizona	Hampton Inn	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Stonebridge Realty Advisors, Inc.

Arcadia, California	Springhill Suites	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Stonebridge Realty Advisors, Inc.

Arcadia, California	Hilton Garden Inn	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Stonebridge Realty Advisors, Inc.

Lake Forest, California	Hilton Garden Inn	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Stonebridge Realty Advisors, Inc.

Lakewood, Colorado	Hampton Inn	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Stonebridge Realty Advisors, Inc.

Glendale, Colorado	Hampton Inn & Suites	Apple Six Glendale, Inc.	Apple Six Services Glendale, Inc.	Stonebridge Realty Advisors, Inc.

Note for Table:

(a)	Hotels are listed in order of lease commencement date.
(b)	Trademarked (symbol omitted in table and elsewhere in this document). The Marriott, Springhill Suites and Courtyard by Marriott franchises are the property of Marriott International, Inc. or one of its affiliates. The other franchises indicated above are the property of Hilton Hotels Corporation or one of its affiliates.
(c)	The hotels managed by Stonebridge Realty Advisors, Inc. were purchased from affiliates of the manager.

We have no relationship or affiliation with the hotel sellers or the managers, except for the relationship resulting from our acquisitions, the management agreements and any related documents. No manager or any hotel management or licensing corporation (including Marriott International, Inc. or Hilton Hotels Corporation) or any of their affiliates will be deemed an issuer, obligor, sponsor or guarantor in respect of any securities described in our prospectus, nor will they have any responsibility or liability for any statement or omission in our prospectus or for such securities.

Our purchase contracts remain in effect for two other hotels (located in Anchorage, Alaska and Foothill Ranch, California) containing 185 guest rooms. A purchase of both hotels would involve an aggregate gross purchase price of $18,900,000 and the assumption of certain debt secured by the hotels in the aggregate principal amount of approximately $10,100,000. We currently believe there is a reasonable probability that we will acquire these hotels, even though a number of material conditions to closing remain unsatisfied. There can be no assurance, however, that we will complete an acquisition of either or both of these hotels.

Assumption of Loans

In connection with our purchase of the Glendale, Colorado hotel, Apple Six Glendale, Inc. (our wholly-owned subsidiary and the purchaser of the hotel) assumed an existing loan that remains secured by the hotel. The lender is GE Commercial Finance Business Property Corporation. On the date of purchase, the outstanding principal balance of the loan was $6,602,661. We do not consider this amount material in view of our operations and assets. The loan has a maturity date of January 1, 2013. The loan documents provide for a fixed annual rate of interest equal to 6.93%. Loan payments of principal and interest (on an amortized basis) are due to the lender on a monthly schedule.

SUMMARY OF CONTRACTS

Hotel Lease Agreements

Each hotel is covered by a separate hotel lease agreement between our wholly-owned purchasing subsidiary and the applicable lessee (another one of our wholly-owned subsidiaries, as specified in the previous section). Each lease provides for an initial term of 10 years. Each lessee has the option to extend its lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised.

Each lease provides for annual base rent and percentage rent. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). The annual base rents and lease commencement dates for the hotels are shown below:

Hotel	Franchise	Annual Base Rent	Date of Lease Commencement
Fort Worth, Texas	Springhill Suites	$1,279,389	May 28, 2004
Myrtle Beach, South Carolina	Courtyard by Marriott	842,634	June 8, 2004
Redmond, Washington	Marriott	5,808,091	June 12, 2004
Anchorage, Alaska	Hilton Garden Inn	1,695,471	October 12, 2004
Anchorage, Alaska	Homewood Suites	1,612,117	October 12, 2004
Phoenix, Arizona	Hampton Inn	668,227	October 12, 2004
Arcadia, California	Springhill Suites	736,182	October 12, 2004
Arcadia, California	Hilton Garden Inn	1,195,841	October 12, 2004
Lake Forest, California	Hilton Garden Inn	1,152,801	October 12, 2004
Lakewood, Colorado	Hampton Inn	644,122	October 12, 2004
Glendale, Colorado	Hampton Inn & Suites	1,066,327	October 12, 2004

The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees. The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index

(based on the U.S. City Average). Specifically, the annual percentage rent is equal to the sum of (a) 17% of all suite revenue for the year, up to the applicable suite revenue breakpoint; plus (b) 55% of the suite revenue for the year in excess of the applicable suite revenue breakpoint, as reduced by base rent paid for the year.

Management Agreements

Each of the hotels is being managed by the manager under separate management agreements between the manager and the applicable lessee (which is one of our wholly-owned subsidiaries, as specified in the previous section). The manager is responsible for managing and supervising the daily operations of the hotels and for collecting guest rents for the benefit of the applicable lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and the markets in which they operate.

Franchise Agreements

With respect to the seven hotels that are franchised by Hilton Hotels Corporation or one of its affiliates, there are separate franchise license agreements between the franchisor and the applicable lessee (as specified in the previous section). Apple Six Hospitality, Inc. (our wholly-owned subsidiary) has entered into separate and substantially similar guarantees in which it has guaranteed the payment and performance of each lessee under the franchise license agreements.

With respect to the Springhill Suites in Arcadia, California, there is a relicensing franchise agreement between Apple Six Hospitality Management, Inc. (which is our wholly-owned subsidiary and the lessee of the hotel) and Marriott International, Inc., or one of its affiliates. In addition, we have separately guaranteed the payment and performance of the lessee under the relicensing franchise agreement.

Owner Agreements

With respect to each of the four hotels that are franchised by Marriott International, Inc. or one of its affiliates, there are separate owner agreements between the applicable manager, purchaser and lessee. Each owner agreement generally provides that the purchaser (our wholly-owned subsidiary) will (a) be bound by certain restrictions in the related management agreement or relicensing franchise agreement for the hotel; and (b) perform the obligations of the lessee (which is another one of our wholly-owned subsidiaries) in the event of its default under the related management agreement or relicensing franchise agreement for the hotel.

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OUR PROPERTIES

Our hotels offer guest rooms and suites, together with related amenities, that are consistent with their operation as extended-stay, select service or full service hotels. The hotels are located in developed or developing areas and in competitive markets. We believe the hotels are well-positioned to compete in their respective markets based on location, amenities, rate structure and franchise affiliation. In the opinion of management, the hotels are adequately covered by insurance. The following tables present further information about the hotels (including information about the two hotels that remain subject to purchase contracts but have not yet been purchased):

Table 1. General Information

Hotel	Franchise	Number of Rooms/ Suites	Gross Purchase Price	Average Daily Rate (Price) per Room/ Suite (a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel (b)
Current

Fort Worth, Texas	Springhill Suites	145	$13,340,000	$100 – 110	$11,138,840
Myrtle Beach, South Carolina	Courtyard by Marriott	135	9,200,000	89 – 129	7,193,760
Redmond, Washington	Marriott	262	64,000,000	200 – 250	53,809,757
Anchorage, Alaska	Hilton Garden Inn	125	18,900,000	109 – 139	14,697,350
Anchorage, Alaska	Homewood Suites	122	13,200,000	129 – 209	13,200,000
Phoenix, Arizona	Hampton Inn	99	6,700,000	69 – 109	5,259,450
Arcadia, California	Springhill Suites	86	8,100,000	119	6,465,600
Arcadia, California	Hilton Garden Inn	124	12,000,000	118 – 147	10,366,900
Lake Forest, California	Hilton Garden Inn	103	11,400,000	79 – 104	10,402,750
Lakewood, Colorado	Hampton Inn	170	10,600,000	59 – 79	5,043,000
Glendale, Colorado	Hampton Inn & Suites	133	14,700,000	59 – 169	8,640,500

	Total (Current Hotels)	1,504	$182,140,000
Pending
Anchorage, Alaska	Hampton Inn	101	11,500,000	89 – 139	10,822,000
Foothill Ranch, California	Hampton Inn	84	7,400,000	79 – 112	5,709,000

	Total (Pending Hotels)	185	$18,900,000

	Total (Current and Pending Hotels)	1,689	$201,040,000

Notes	for Table 1:

(a)	The amounts shown are subject to change, and exclude discounts that may be offered to corporate and frequent customers.
(b)	The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the personal property component of each hotel.

Table 2. Operating Information (a)

PART A		Avg. Daily Occupancy Rates (%)
Hotel	Franchise	2000	2001	2002	2003	2004
Current

Fort Worth, Texas	Springhill Suites	—	—	—	—	53%
Myrtle Beach, South Carolina	Courtyard by Marriott	58%	58%	60%	63%	69%
Redmond, Washington	Marriott	—	—	—	—	59%
Anchorage, Alaska	Hilton Garden Inn	—	—	81%	80%	84%
Anchorage, Alaska	Homewood Suites	—	—	—	—	66%
Phoenix, Arizona	Hampton Inn	66%	62%	61%	69%	78%
Arcadia, California	Springhill Suites	74%	72%	68%	74%	81%
Arcadia, California	Hilton Garden Inn	67%	59%	65%	75%	84%
Lake Forest, California	Hilton Garden Inn	—	—	—	—	38%
Lakewood, Colorado	Hampton Inn	—	—	—	32%	44%
Glendale, Colorado	Hampton Inn & Suites	74%	70%	69%	69%	65%

Pending

Anchorage, Alaska	Hampton Inn	78%	78%	84%	83%	84%
Foothill Ranch, California	Hampton Inn	78%	71%	73%	79%	70%

PART B		Revenue per Available Room/Suite ($)
Hotel	Franchise	2000	2001	2002	2003	2004

Current

Fort Worth, Texas	Springhill Suites	—	—	—	—	$53
Myrtle Beach, South Carolina	Courtyard by Marriott	$47	$45	$48	$46	$59
Redmond, Washington	Marriott	—	—	—	—	$85
Anchorage, Alaska	Hilton Garden Inn	—	—	$98	$93	$93
Anchorage, Alaska	Homewood Suites	—	—	—	—	$79
Phoenix, Arizona	Hampton Inn	$55	$55	$52	$55	$67
Arcadia, California	Springhill Suites	$61	$59	$58	$65	$76
Arcadia, California	Hilton Garden Inn	$62	$55	$59	$68	$77
Lake Forest, California	Hilton Garden Inn	—	—	—	—	$37
Lakewood, Colorado	Hampton Inn	—	—	—	$22	$32
Glendale, Colorado	Hampton Inn & Suites	$56	$57	$58	$56	$65

Pending

Anchorage, Alaska	Hampton Inn	$85	$90	$89	$84	$70
Foothill Ranch, California	Hampton Inn	$64	$63	$62	$64	$60

Note for Table 2:

(a)	The periods presented begin with the opening year of each hotel. Results of operations for those periods before the effective date of our ownership were provided by the applicable seller or manager for such periods.

Table 3. Tax and Related Information

Hotel	Franchise	Tax Year		Real Property Tax Rate (c)	Real Property Tax

Current

Fort Worth, Texas	Springhill Suites	2003	(a)	3.190277%	$44,672
Myrtle Beach, South Carolina	Courtyard by Marriott	2003	(a)	24.45%	66,068
Redmond, Washington	Marriott	2004	(a)	1.01916%	314,798
Anchorage, Alaska	Hilton Garden Inn	2004	(a)	1.6180%	186,732
Anchorage, Alaska	Homewood Suites	2004	(a)	1.6180%	94,250
Phoenix, Arizona	Hampton Inn	2004	(b)	12.3662%	106,171
Arcadia, California	Springhill Suites	2004	(b)	1.1536%	89,586
Arcadia, California	Hilton Garden Inn	2004	(b)	1.1205%	154,957
Lake Forest, California	Hilton Garden Inn	2004	(b)	2.0030%	23,513
Lakewood, Colorado	Hampton Inn	2003	(a)	8.4508%	134,197
Glendale, Colorado	Hampton Inn & Suites	2003	(a)	7.8728%	114,156

Pending

Anchorage, Alaska	Hampton Inn	2004	(a)	1.6180%	147,587
Foothill Ranch, California	Hampton Inn	2004	(b)	1.2240%	47,436

Notes for Table 3:

(a)	Represents calendar year.
(b)	Represents fiscal year.
(c)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).

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SELECTED FINANCIAL DATA

(dollars in thousands except for share data)

For the Period January 20, 2004 (initial capitalization) through June 30, 2004
Revenues:
Suite revenue	$406
Interest income and other revenue	94

Total revenue	500
Expenses:
Hotel expenses	216
Taxes, insurance and other	27
General and administrative	138
Depreciation	83
Interest and other expenses	2

Total expenses	466

Net income	$34
Per Share
Earnings per common share	$0.01
Distributions paid per common share	$0.11
Weighted-average common shares outstanding—basic and diluted	3,251
Balance Sheet Data
Cash and cash equivalents	$89,686
Investment in hotels, net	$24,003
Total assets	$114,812
Shareholders’ equity	$114,799
Other Data
Cash flow from:
Operating activities	$(485)
Investing activities	$(24,595)
Financing activities	$114,742
Number of hotels owned at end of period	2
Funds From Operations Calculation
Net income	$34
Depreciation	$83

Funds from operations (a)	$117
FFO per share	$0.04

(a) Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles - GAAP) excluding gains and losses from sales of depreciable property, plus depreciation, amortization and certain start-up costs. The company considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the company’s activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(for the quarter ended June 30, 2004)

Overview

Apple REIT Six, Inc. (together with its wholly owned subsidiaries, the “Company”), is a Virginia corporation that intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company, which owns two properties and has a limited operating history, was formed to invest in hotels, residential apartment communities and other selected real estate in selected metropolitan areas in the United States. Initial capitalization occurred on January 20, 2004, when 10 shares of common stock and Series A preferred stock were purchased by Apple Six Advisors, Inc. and 240,000 shares of Series B Preferred shares were purchased by Mr. Glade M. Knight, the Company’s Chairman, Chief Executive Officer and President. The Company’s fiscal year end is December 31. The consolidated financial statements include the accounts of the Company and its direct or indirect subsidiaries Apple Six Hospitality, Apple Six Residential, Apple Six Ventures and Apple Six Hospitality Management. All intercompany accounts and transactions have been eliminated. The performance of the Company’s hotels can be influenced by many factors, including local hotel competition, local and national economic conditions and the performance of the individual managers assigned to its hotels. In evaluating financial condition and operating performance, the most important matters on which the Company focuses are revenue measurements, such as average occupancy, average daily rate and revenue per available room, and expenses, such as hotel operating expenses, general and administrative and other expenses described below.

Hotels Owned

The Company commenced operations in May 2004 upon the purchase of its first hotel property. As of June 30, 2004, the Company owned a total of 2 hotel properties, with a total of 280 suites.

The following table summarizes the locations of and number of suites for the 2 hotels the Company owned at June 30, 2004:

City	State	Franchise/Brand	Date Acquired	# of Suites
Fort Worth	Texas	Springhill Suites®	May 2004	145
Myrtle Beach	South Carolina	Courtyard®	June 2004	135

				280

The purchase price for all of the hotels was funded by the Company’s ongoing best efforts offering of Units. The Company leases all of its hotels to its wholly-owned taxable REIT subsidiary under hotel lease agreements. The Company also used the proceeds of its offering to pay $450,800, approximately 2% of the gross purchase price for these hotels, as a commission to Apple Six Realty Group, Inc. (“ASRG”), 100% owned by Glade M. Knight, the Company’s Chairman and Chief Operating Officer.

No goodwill or intangible assets were recorded in connection with any of the acquisitions.

Management Agreements

The Company’s Marriott brand hotels are subject to management agreements under which Marriott or its affiliates (the “Manager”) manages the hotels and provides the Company access to Marriott’s intellectual property and proprietary sales and reservation system, generally for an initial term of 30 years with renewal terms at the option of the Company or the Manager of up to 3 additional 10 year terms. The agreements generally provide for payment of base management fees, which are calculated annually and are a percentage of sales, incentive management fees over a priority return (as defined in the management agreements), system fees, marketing fees and chain services. Additionally, these agreements have termination provisions for the Company if certain operating results are not achieved.

Total expenses incurred during the through June 30, 2004 for management fees and franchise fees were $26,537. These expenses are included in management fees in the consolidated statements of operation.

Results of Operations

Since operations commenced on May 28, 2004, with the Company’s first acquisition, a comparison to prior year results is not possible. In general, the performance of the Company’s hotels have met expectations for the short period held. Hotel performance is impacted by many factors including local hotel competition and local and national economic conditions in the United States. As a result, there can be no assurance that the Company’s operating performance will continue to meet expectations.

Revenues

The Company’s principal source of revenue is hotel suites revenue and related other revenue. Hotel operations included were for the 2 hotels acquired through June 30, 2004 and the respective periods owned. For the period from January 20, 2004 (initial capitalization) through June 30, 2004, the Company had suite revenue and other revenue of $406,496 and $21,389, respectively.

For the period acquired through June 30, 2004, the hotels achieved average occupancy of 59.9%, ADR of $97.50 and RevPAR of $58.32. ADR, or average daily rate, is calculated as room revenue divided by the number of rooms sold, and RevPAR, or revenue per available room, is calculated as occupancy multiplied by ADR.

For the period from January 20, 2004 (initial capitalization) through June 30, 2004, the Company had interest income of $76,809. Interest income represents earnings on excess cash invested in short term money market instruments.

Expenses

For the period from January 20, 2004 (initial capitalization) through June 30, 2004, hotel direct expenses of the hotels totaled $218,724 or 54% of suite revenue. This expense as a percentage of sales is expected to decline as revenue ramps up for newly acquired properties.

Taxes, insurance, and other expense for the period from January 20, 2004 (initial capitalization) through June 30, 2004 was $26,982 or 7% of suite revenue.

General and administrative expense for the period from January 20, 2004 (initial capitalization) through June 30, 2004 was $137,545 or 34% of suite revenue. The Company anticipates this percentage to continue to decrease as its asset base grows.

Depreciation expense for the period from January 20, 2004 (initial capitalization) through June 30, 2004 was $82,830. This amount represents depreciation expense of its 2 hotels and related personal property for the respective periods owned.

Liquidity and Capital Resources

The Company is raising capital through a “best-efforts” offering of Units by David Lerner Associates, Inc. (the “Managing Dealer”), which receives selling commissions and a marketing expense allowance based on proceeds of the shares sold.

Each Unit consists of one common share and one Series A preferred share. The Series A preferred shares will have no voting rights, no conversion rights and no distribution rights. The only right associated with the Series A preferred shares will be a priority distribution upon the sale of the Company’s assets. The priority would be equal to $11.00 per Series A preferred share, and no more, before any distributions are made to the holders of any other shares. The Series A preferred shares will not be separately tradable from the common shares to which they relate.

From the Company’s initial capitalization on January 20, 2004 through June 30, 2004, the Company incurred costs of approximately $13,608,272 related to its offering. These costs are reflected as a reduction to shareholders’ equity. As of June 30, 2004, the Company has closed on a total of 11,963,473 Units, representing gross proceeds and proceeds net of selling and marketing fees of approximately $129,217,250 and $115,608,978, respectively.

Through June 30, 2004, the Company had paid dividends totaling approximately $867,000 or $0.11 per share. As the Company did not acquire its first hotel until May 28, 2004, substantially the entire dividend was a return of capital. The Company intends to continue paying dividends on a monthly basis at an annual rate of 8%; however, since there can be no assurance of the Company’s ability to acquire properties that provide income at this level, there can be no assurance as to the classification or duration of the dividend at this rate.

The Company intends to acquire real estate properties with its available cash. Although the Company is currently performing due diligence on several possible acquisitions, the timing of finding suitable properties is dependant upon many external factors and there can be no assurances as to the length of time to utilize all proceeds of its best-efforts offering for investment in Real Estate. The Company’s proceeds raised and not invested in Real Estate are held as cash or cash equivalents.

Related Party Transactions

The Company is party to a property acquisition and disposition agreement with ASRG, pursuant to which ASRG serves as real estate advisor in connection with the Company’s acquisition and disposition of real estate assets. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses is payable for these services. As of June 30, 2004, $450,800 was paid to ASRG relating to the Company’s recent acquisitions.

The Company is party to an advisory agreement with Apple Six Advisors, Inc. (“ASA”), pursuant to which ASA provides management services to the Company. An annual fee ranging from .1% to .25% of total equity proceeds received by the Company in addition to certain reimbursable expenses is payable for these services. ASA in turn reimburses Apple Hospitality Two for costs associated with providing these services. As of June 30, 2004, $100,000 had been expensed under this agreement.

Glade M. Knight is Chairman and CEO of ASRG, Cornerstone Realty Investment Trust, Apple Hospitality Two, Apple Hospitality Five, and ASA.

Series B Convertible Preferred Stock

The Company has authorized 240,000 shares of Series B convertible preferred stock. The Company has issued 240,000 Series B convertible preferred shares to Glade M. Knight, Chairman, Chief Executive Officer and President of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $24,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into Common Shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement, or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into a number of common shares based upon the gross proceeds raised through the date of conversion in the $1 billion offering made by this prospectus according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$100 million	1.83239
$150 million	3.19885
$200 million	4.83721
$250 million	6.11068
$300 million	7.29150
$350 million	8.49719
$400 million	9.70287
$450 million	10.90855
$500 million	12.11423
$550 million	13.31991
$600 million	14.52559
$650 million	15.73128
$700 million	16.93696
$750 million	18.14264
$800 million	19.34832
$850 million	20.55400
$900 million	21.75968
$950 million	22.96537
$1 billion	24.17104

In the event that after raising gross proceeds of $1 billion, the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/50 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 50 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Compensation expense related to issuance of 240,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares is probable. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. Although the fair market value cannot be determined at this time, compensation expense if the maximum offering is achieved could range from $0 to in excess of $63 million (assumes $11 per unit fair market value).

Subsequent Events

In July 2004, the Company paid $441,783 or $.073 per share, in a distribution to its common shareholders.

In July 2004, the Company acquired the Redmond Marriott Town Center in Redmond, Washington for a gross purchase price of $64 million. The hotel contains a total of 262 rooms, of which 4 are suites, and offers amenities generally offered by upscale full-service hotels.

In July 2004, the Company closed on an additional 2,925,036 shares, representing gross proceeds of $32,175,401 and proceeds net of selling and marketing costs of $28,957,861.

Impact of Inflation

Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the operators’ ability to raise room rates. Currently the Company is not experiencing any material impact from inflation.

Seasonality

The hotel industry historically has been seasonal in nature. Seasonal variations in occupancy at its hotels may cause quarterly fluctuations in its revenues. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, the Company expects to utilize cash on hand to make distributions.

EXPERTS

The audited financial statements for our hotels in Fort Worth, Texas and Redmond, Washington are set forth below. These financial statements have been included herein in reliance on the reports of L.P. Martin & Company, P.C., independent certified public accountants, which are also included herein, and upon the authority of that firm as an expert in accounting and auditing.

The audited financial statements regarding GBI of South Carolina, LLC and the ten hotels constituting the Stonebridge Acquisition Hotels (including the two hotels that remain subject to purchase contracts but have not yet been purchased) are set forth below. These financial statements have been included herein in reliance on the report of McGladrey & Pullen, LLP, independent certified public accountants, which is also included herein, and upon the authority of that firm as an expert in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Businesses Acquired

Fort Worth, Texas Springhill Suites by Marriott® Hotel

Independent Auditors’ Report	F-3
Balance Sheets – December 31, 2003 and 2002	F-4
Statements of Partners’ Capital (Deficit) – Years Ended December 31, 2003 and 2002	F-5
Statements of Cash Flows – Years Ended December 31, 2003 and 2002	F-6
Notes to the Financial Statements	F-7

GBI of South Carolina, LLC (Seller of Myrtle Beach, South Carolina Courtyard by Marriott® Hotel)

Independent Auditors’ Report	F-9
Balance Sheets – December 31, 2003 and 2002	F-10
Statements of Income – Years Ended December 31, 2003 and 2002	F-11
Statements of Members’ Equity – Years Ended December 31, 2003 and 2002	F-12
Statements of Cash Flows – Years Ended December 31, 2003 and 2002	F-13
Notes to the Financial Statements	F-14

Redmond, Washington Marriott® Town Center Hotel

Independent Auditors’ Report	F-17
Balance Sheets – December 31, 2003 and 2002	F-18
Statements of Partners’ Capital – Years Ended December 31, 2003 and 2002	F-19
Statements of Operations – Years Ended December 31, 2003 and 2002	F-20
Statements of Cash Flows – Years Ended December 31, 2003 and 2002	F-21
Notes to the Financial Statements	F-22

Stonebridge Acquisition Hotels

Independent Auditors’ Report	F-24
Combined Balance Sheets – December 31, 2003, 2002 and 2001	F-25
Combined Statements of Income – Years Ended December 31, 2003, 2002 and 2001	F-26
Combined Statements of Members’ Equity – Years Ended December 31, 2003, 2002 and 2001	F-27
Combined Statements of Cash Flows – Years Ended December 31, 2003, 2002 and 2001	F-28
Notes to the Combined Financial Statements	F-29

Unaudited Financial Statements

Fort Worth, Texas Springhill Suites by Marriott® Hotel

Balance Sheet – March 31, 2004 (unaudited)	F-36
Statements of Partners’ Deficit
For the Period January 1, 2004 through March 31, 2004 (unaudited)	F-37
Statements of Operations
For the Period January 1, 2004 and March 31, 2004 (unaudited)	F-37
Statements of Cash Flows
For the Period January 1, 2004 through March 31, 2004 (unaudited)	F-38

GBI of South Carolina, LLC
(Seller of Myrtle Beach, South Carolina Courtyard by Marriott® Hotel)

Balance Sheet – March 31, 2004 (unaudited)	F-39
Statements of Income – Three Months Ended March 31, 2004 and 2003 (unaudited)	F-40
Statements of Cash Flows – Three Months Ended March 31, 2004 and 2003 (unaudited)	F-41

Redmond, Washington Marriott® Town Center Hotel

Balance Sheet – March 31, 2004 (unaudited)	F-42
Statements of Partners’ Capital
For the Period January 1, 2004 through March 31, 2004 (unaudited)	F-43
Statements of Operations
For the Period January 1, 2004 and March 31, 2004 (unaudited)	F-43
Statements of Cash Flows
For the Period January 1, 2004 through March 31, 2004 (unaudited)	F-44

Stonebridge Acquisition Hotels

Combined Balance Sheets – December 31, 2003 and June 30, 2004 (unaudited)	F-45
Combined Statements of Income – Six Months Ended June 30, 2004 and 2003 (unaudited)	F-46
Combined Statements of Cash Flows – Six Months Ended June 30, 2004 and 2003 (unaudited )	F-47

Pro Forma Financial Information

Apple REIT Six, Inc.

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2004 (unaudited)	F-48
Notes to Pro Forma Condensed Consolidated Balance Sheet (unaudited)	F-49
Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2003 and the six months ended June 30, 2004 (unaudited)	F-50
Notes to Pro Forma Condensed Consolidated Statements of Operations (unaudited)	F-53

Independent Auditors’ Report

To the Board of Directors

Apple REIT Six, Inc.

Richmond, Virginia

We have audited the accompanying balance sheets of the Fort Worth, Texas—Springhill Suites by Marriott Hotel (the Hotel) as of December 31, 2003 and 2002, and the related statements of partners’ capital (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the management of the Hotel. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of December 31, 2003 and 2002, and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ L.P. Martin & Company, P.C.

July 9, 2004

FORT WORTH, TEXAS—SPRINGHILL SUITES BY MARRIOTT HOTEL

BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

	2003	2002
ASSETS
INVESTMENT IN HOTEL PROPERTY:
Land	$1,168,138	$979,229
Furniture and Equipment	86,250	—
Construction in Progress	5,780,514	358,440

TOTAL INVESTMENT IN HOTEL PROPERTY	7,034,902	1,337,669

Cash	57,112	1,761
Affiliate Loans	18,083	—
Deposits	2,400	—

	77,595	1,761

TOTAL ASSETS	$7,112,497	$1,339,430

LIABILITIES AND PARTNERS’ DEFICIT
LIABILITIES:
Mortgage Payable	$6,282,629	$600,000
Accounts Payable	1,174,717	114,022
Affiliate Loans	665,000	368,619
Accrued Liabilities	18,126	—

TOTAL LIABILITIES	8,140,472	1,082,641
PARTNERS’ CAPITAL (DEFICIT)	(1,027,975)	256,789

TOTAL LIABILITIES AND PARTNERS’ DEFICIT	$7,112,497	$1,339,430

The accompanying notes are an integral part of these financial statements.

FORT WORTH, TEXAS—SPRINGHILL SUITES BY MARRIOTT HOTEL

STATEMENTS OF PARTNERS’ CAPITAL (DEFICIT)

YEARS ENDED DECEMBER 31, 2003 AND 2002

Balance, January 1, 2002	$274,821
Capital Contributions	—
Distributions	(18,032)

Balance, December 31, 2002	256,789
Capital Contributions	1,000
Distributions	(1,285,764)

Balance, December 31, 2003	$(1,027,975)

The accompanying notes are an integral part of these financial statements.

FORT WORTH, TEXAS—SPRINGHILL SUITES BY MARRIOTT HOTEL

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	$(4,618,412)	$(53,813)
Deposits	(2,400)	—

NET CASH FLOWS TO INVESTING ACTIVITIES	(4,620,812)	(53,813)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	6,282,629	—
Mortgage Loan Curtailments	(600,000)	—
Increase in Affiliate Loans, Net	278,298	55,769
Equity Contributions	1,000	—
Equity Distributions	(1,285,764)	(18,032)

NET CASH FLOWS FROM FINANCING ACTIVITIES	4,676,163	37,737

NET INCREASE (DECREASE) IN CASH	55,351	(16,076)
CASH, BEGINNING OF YEAR	1,761	17,837

CASH, END OF YEAR	$57,112	$1,761

NONCASH FINANCING AND INVESTING ACTIVITIES:

2003 Hotel property purchases in the amounts of $1,060,695 and $18,126, respectively, were financed with accounts payable and accrued liabilities. 2002 Hotel property purchases in the amounts of $368,619 and $114,022, respectively, were financed with affiliate loans and accounts payable.

The accompanying notes are an integral part of these financial statements.

FORT WORTH, TEXAS—SPRINGHILL SUITES BY MARRIOTT HOTEL

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

The accompanying financial statements present the financial information of the Fort Worth, Texas—Springhill Suites by Marriott Hotel (the Hotel) as of December 31, 2003 and 2002 and for the years then ended and include financial transactions from both owners during the period; FWSS Property, L. P. and SSFW Property, L.P. Material transactions and balances between these commonly controlled entities have been eliminated in the accompanying financial statements.

FWSS Property, L. P., a limited partnership, was formed in 2001 to acquire and develop the Hotel property. FWSS Property, L.P. acquired the land in 2001 and incurred certain preliminary development and holding costs. On April 14, 2003, FWSS Property, L.P. sold the Hotel land to SSFW Property, L P., a related limited partnership. FWSS Property, L.P.’s basis of the land, as adjusted for closing costs of the sale, transferred to SSFW Property, L.P. Since April 14, 2003, substantial additional construction and development costs have been incurred by SSFW Property, L.P.

At December 31, 2003, the Hotel was under construction and accordingly had not opened for business. Hotel construction was completed and the Hotel opened for business in May, 2004. The Hotel will provide 145 guest rooms and will specialize in providing full service lodging for business or leisure travelers.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—Cash and cash equivalents include short-term interest bearing accounts with original maturities of 90 days or less.

Concentrations—Cash balances maintained at major financial institutions may, at times during the year, exceed the FDIC-insured limit. However, these deposits may be redeemed upon demand, and therefore, bear minimal risk.

Investment in Hotel Property—Land, furniture and equipment and construction in progress are stated at the Owner’s cost, not to exceed fair market value. Costs of improvements, including interest, financing costs and real estate taxes during the construction period, are capitalized. Capitalized interest totaled $151,438 in 2003 and $34,023 in 2002. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Construction in progress consists of costs incurred to construct the hotel and develop the site up to the time the Hotel is placed in operation. No depreciation has been recorded to date since the Hotel has not been placed in operation.

Entity Transactions—Certain income and costs that are entity specific and do not pertain to the hotel operations have been classified as partners’ capital transactions.

FORT WORTH, TEXAS—SPRINGHILL SUITES BY MARRIOTT HOTEL

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

Asset Impairment—Long-lived assets are evaluated for impairment based on undiscounted future cash flows, and, if impaired, are carried at fair value. No impairment losses have been recorded to date.

NOTE 3—RELATED PARTY TRANSACTIONS

SSFW Property, L.P. owes FWSS Property, L.P. $665,000 for the transfer of the Hotel land on April 14, 2003.

The Owner has agreed to pay development fees totaling $435,000 to an affiliate in connection with development of the Hotel property. Through December 31, 2003, $304,500 was accrued and paid and has been included in construction in progress. The remaining $130,500 is to be paid in six monthly installments in 2004.

NOTE 4—MORTGAGE LOAN PAYABLE

In 2001, FWSS Property, L.P. obtained a $600,000 mortgage with Compass Bank to finance the acquisition of the Hotel land. The loan, which was secured by the Hotel land, was paid April 14, 2003, commensurate with the sale of the Hotel land to SSFW Property, L.P.

SSFW Property, L.P. obtained a $12,735,000 development loan from Compass Bank, to finance construction of the Hotel property, in April 2003. The loan bore interest on cumulative advances at a rate of Libor plus 2.0%. Through December 31, 2003, $6,282,629 had been advanced. The loan was secured by the Hotel’s tangible and intangible assets and was guaranteed by W. I. Realty I, L.P., a related party. The loan was paid May 28, 2004 upon the sale of the Hotel property. (See Note 5)

NOTE 5—SUBSEQUENT EVENT

On May 28, 2004, the Owner sold the Hotel property and certain related assets, net of liabilities to an affiliate of Apple Hospitality Six, Inc. for $13,340,000.

Independent Auditor’s Report

To the Board of Directors

Apple REIT Six, Inc.

Richmond, Virginia

We have audited the accompanying balance sheets of GBI of South Carolina, LLC as of December 31, 2003 and 2002, and the related statements of income, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GBI of South Carolina, LLC as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 6, in June 2004, the Company sold its hotel investment.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia

July 16, 2004

GBI of South Carolina

(A Limited Liability Company)

Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Investment in hotel, net of accumulated depreciation of $1,689,800 and $1,331,585, respectively	$7,248,018	$7,616,861
Cash	7,621	4,596
Restricted funds held for capital improvements	221,304	161,397
Due from affiliates	491,675	130,344
Other assets	33,712	5,888

Total assets	$8,002,330	$7,919,086

Liabilities And Members’ Equity
Liabilities:
Mortgage note payable	$6,601,697	$6,794,768
Accounts payable and accrued expenses	14,646	31,571
Other liabilities	17,475	18,597

Total liabilities	6,633,818	6,844,936

Commitments and subsequent events
Members’ Equity	1,368,512	1,074,150

Total liabilities and members’ equity	$8,002,330	$7,919,086

See Notes To Financial Statements.

GBI of South Carolina

(A Limited Liability Company)

Statements Of Income

Years Ended December 31, 2003 And 2002

	2003	2002
Revenues
Suites	$2,206,782	$2,131,003
Other	168,303	150,774

Total revenues	2,375,085	2,281,777

Expenses
Operating	650,822	707,807
Hotel administration	157,028	147,835
Sales and marketing	120,222	118,815
Utilities	116,933	106,980
Repairs and maintenance	99,980	102,977
Management fees	166,254	159,724
Taxes, insurance and other	129,669	97,404
General and administrative	56,337	55,588
Depreciation	358,215	357,936

Total expenses	1,855,460	1,855,066

Operating income	519,625	426,711
Interest income	2,018	8,460
Interest expense	(227,281)	(343,954)

Net income	$294,362	$91,217

See Notes To Financial Statements.

GBI of South Carolina

(A Limited Liability Company)

Statements Of Members’ Equity

Years Ended December 31, 2003 and 2002

Balance, January 1, 2002	$982,933
Net income	91,217

Balance, December 31, 2002	1,074,150
Net income	294,362

Balance, December 31, 2003	$1,368,512

See Notes To Financial Statements.

GBI of South Carolina

(A Limited Liability Company)

Statements Of Cash Flows

Years Ended December 31, 2003 And 2002

	2003	2002
Cash Flows From Operating Activities
Net income	$294,362	$91,217
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	358,215	357,936
Disposals of furniture, fixtures and equipment	10,628	—
(Increase) decrease in operating assets:
Due from affiliates	(361,331)	(130,344)
Other assets	(27,824)	5,310
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses and other liabilities	(18,047)	43,533
Due to affiliates	—	(62,450)

Net cash provided by operating activities	256,003	305,202

Cash Flows From Investing Activities
Purchases of furniture, fixtures and equipment	—	(43,381)
Net increase in restricted funds held for capital improvements	(59,907)	(83,459)

Net cash used in investing activities	(59,907)	(126,840)

Cash Flows From Financing Activities
Repayment of principal on mortgage note payable	(193,071)	(180,114)

Net cash used in financing activities	(193,071)	(180,114)

Net increase (decrease) in cash	3,025	(1,752)
Cash, beginning of year	4,596	6,348

Cash, end of year	$7,621	$4,596

Supplemental Disclosure of Cash Flow Information Interest paid, no amounts capitalized	$227,281	$343,954

See Notes To Financial Statements.

GBI of South Carolina

(A Limited Liability Company)

Notes To Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: GBI of South Carolina, LLC (the Company) is a South Carolina limited liability company which was formed on May 15, 1997, for the purpose of acquiring land and developing a Courtyard by Marriott and operating the hotel under a management agreement with Courtyard Management Corporation (the Manager). The hotel, located in Myrtle Beach, South Carolina, became operational in February 1999, when the management agreement with Marriott International, Inc. became effective and the hotel commenced operations.

A summary of significant accounting policies follows:

Personal assets and liabilities and members’ salaries: In accordance with the generally accepted method of presenting limited liability company financial statements, the financial statements do not include the personal assets and liabilities of the members, including their obligation for income taxes on their distributive shares of the income of the corporation, nor any provision for income tax expense.

The expenses shown in the statements of income do not include any salaries to the members.

Restricted cash: The Company is also required to fund the Manager with sufficient funds, generally 5% of gross revenue, to cover the cost of replacements and renewals to the hotel’s property and improvements. The Manager holds these funds in escrow in short-term money market securities on behalf of the hotel until the funds are spent on capital improvements.

Investment in hotel: The investment in hotel is stated at cost. Interest and property taxes incurred during the construction of the facilities were capitalized and depreciated over the life of the asset. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The useful lives of assets are 39 years for buildings, 15 years for improvements and 5—7 years for furniture, fixtures and equipment.

Valuation of long-lived assets: The Company accounts for the valuation of long-lived assets under Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell. No impairment losses have been recorded to date.

Income taxes: No federal or state income taxes are payable by the Company, and therefore, no tax provision has been reflected in the accompanying financial statements. The members are required to include their respective share of Company profits or losses in their individual tax returns. The tax returns, the status of the Company as such for tax purposes, and the amount of allocable Company income or loss, are subject to examinations by the Internal Revenue Service. If such examinations result in changes with respect to the Company status, or in changes to allocable Company income or loss, the tax liability of the members would be changed accordingly.

GBI of South Carolina

(A Limited Liability Company)

Notes To Financial Statements—(Continued)

Revenue recognition: Revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or consummation of purchases of other hotel services.

Sales and marketing: Sales and marketing costs are expensed when incurred. These costs represent the expense for franchise advertising and reservation systems under the terms of the hotel management agreement and general and administrative expenses that are directly attributable to advertising and promotion.

Fair value of financial instruments: The fair value of the Company’s cash, restricted cash, receivables, and notes payable approximate their carrying amounts.

Use of estimates: The presentation of the financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2. Investment in Hotel

The hotel began construction in January 1998, and was completed and began operations in February 1999. The following is a summary of the carrying value of the Investment in hotels at December 31, 2003 and 2002:

	2003	2002
Land	$1,495,828	$1,499,078
Building and improvements	6,108,845	6,108,845
Furniture, fixtures and equipment	1,333,145	1,340,523

	8,937,818	8,948,446
Less accumulated depreciation	(1,689,800)	(1,331,585)

Investment in hotel, net	$7,248,018	$7,616,861

Note 3. Mortgage Note Payable

The Company entered into a mortgage note payable with Wachovia Bank, N.A. for $7,250,000, which is secured by the Investment in the hotel. The mortgage note payable has a term of 20 years and is payable on August 15, 2019, with monthly payments of principal and interest. The interest rate on the note is one month LIBOR plus 210 basis points (3.22 % at December 31, 2003). The loan was repaid in full with proceeds from the sale of the hotel in June 2004 to Apple REIT Six, Inc. (see Note 6).

Note 4. Management Agreements

The Company is subject to a management agreement under which the Manager manages the Company’s hotel. The management agreement covers an initial term of 20 years with renewal terms at the option of the Manager of up to an additional 10 years. The agreement provides for payment of base management fees, which are calculated annually and are 7% of gross revenues, and incentive management fees, which are generally equal to 30% of operating profit (as defined in the management agreement) over the Owner’s priority return (as defined in the management agreement). Incentive management fees are payable only if and to the extent there is sufficient cash flow from the hotel after consideration of the Owner’s priority return on investment

GBI of South Carolina

(A Limited Liability Company)

Notes To Financial Statements—(Continued)

and consideration of the funding of property improvements. All base management fees of $166,254 and $159,724, were paid in 2003 and 2002, respectively. No incentive management fees were paid or accrued in either 2003 or 2002.

Note 5. Related Parties

The managing member of the Company manages several other hotel properties and maintains one bank account for the combined activity. The Due from Affiliate of $491,675 and $130,344 as of December 31, 2003 and 2002, respectively, are the funds maintained by the managing member in this account for the Company.

Note 6. Subsequent Event

In June 2004, the Company sold its hotel investment to Apple REIT Six, Inc. for a gross purchase price of $9.2 million.

Independent Auditors’ Report

To the Board of Directors

Apple REIT Six, Inc.

Richmond, Virginia

We have audited the accompanying balance sheets of the Redmond, Washington—Marriott Town Center Hotel (the Hotel) as of December 31, 2003 and 2002, and the related statements of operations, partners’ capital and cash flows for the years then ended. These financial statements are the responsibility of the management of the Hotel. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ L.P. Martin & Company, P.C.

June 9, 2004

REDMOND, WASHINGTON—MARRIOTT TOWN CENTER HOTEL

BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

	2003	2002
ASSETS
INVESTMENT IN HOTEL PROPERTY:
Land	$6,033,946	$6,033,946
Furniture and Equipment	486,741	3,933
Construction in Progress	22,537,075	1,789,873

TOTAL INVESTMENT IN HOTEL PROPERTY	29,057,762	7,827,752

Cash	97,695	784,084
Restricted Cash	225,241	—
Loan Costs	755,000	755,000

	1,077,936	1,539,084

TOTAL ASSETS	$30,135,698	$9,366,836

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES:
Mortgage Payable	$17,604,624	$1,000
Accounts Payable	3,291,223	60,421
Accrued Liabilities	46,081	—
Affiliate Loans	10,106	—

TOTAL LIABILITIES	20,952,034	61,421
PARTNERS’ CAPITAL	9,183,664	9,305,415

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$30,135,698	$9,366,836

The accompanying notes are an integral part of these financial statements.

REDMOND, WASHINGTON—MARRIOTT TOWN CENTER HOTEL

STATEMENTS OF PARTNERS’ CAPITAL

YEARS ENDED DECEMBER 31, 2003 AND 2002

Balance, January 1, 2002	$—
Capital Contributions	9,350,000
Net Income	2,878
Distributions	(47,463)

Balance, December 31, 2002	9,305,415
Net Loss	(54,637)
Distributions	(67,114)

Balance, December 31, 2003	$9,183,664

The accompanying notes are an integral part of these financial statements.

REDMOND, WASHINGTON—MARRIOTT TOWN CENTER HOTEL

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
REVENUES:
Interest Income	$1,018	$2,878
EXPENSES:
Pre-Opening Costs	55,655	—

NET INCOME (LOSS)	$(54,637)	$2,878

The accompanying notes are an integral part of these financial statements.

REDMOND, WASHINGTON—MARRIOTT TOWN CENTER HOTEL

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net Income (Loss)	$(54,637)	$2,878
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Change in:
Accounts Payable	55,480	—

NET CASH FLOWS FROM OPERATING ACTIVITIES	843	2,878

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	(17,998,501)	(7,767,331)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Increase in Restricted Cash	(225,241)	—
Payment of Loan Costs	—	(755,000)
Mortgage Loan Proceeds	17,603,624	1,000
Equity Contributions	—	9,350,000
Equity Distributions	(67,114)	(47,463)

NET CASH FLOWS FROM FINANCING ACTIVITIES	17,311,269	8,548,537

NET INCREASE (DECREASE) IN CASH	(686,389)	784,084
CASH, BEGINNING OF YEAR	784,084	—

CASH, END OF YEAR	$97,695	$784,084

NONCASH FINANCING AND INVESTING ACTIVITIES:

2003 and 2002 Hotel property purchases in the amounts of $3,175,322 and $60,421, respectively, were financed with accounts payable. In addition, 2003 Hotel property purchases in the amounts of $46,081 and $10,106, respectively, were financed with accrued liabilities and affiliate loans.

The accompanying notes are an integral part of these financial statements.

REDMOND, WASHINGTON—MARRIOTT TOWN CENTER HOTEL

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

The accompanying financial statements present the financial information of the Redmond, Washington—Marriott Town Center Hotel (the Hotel) as of December 31, 2003 and 2002 and for the years then ended. The Hotel is owned by Redmar Property, L.P., a limited partnership. Construction on the Hotel began during 2002. Upon completion, the Hotel will provide 262 guest rooms and will specialize in providing full service lodging for business or leisure travelers. At December 31, 2003, the Hotel was under construction and accordingly had not opened for business. It is anticipated that Hotel construction will be completed and the Hotel will open for business in late Spring, 2004.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—Cash and cash equivalents include short-term interest bearing accounts with original maturities of 90 days or less.

Restricted Cash—Restricted cash represents funds deposited in a joint escrow account with PPR Redmond Retail, LLC to finance future off site improvements.

Concentrations—Cash balances maintained at major financial institutions may, at times during the year, exceed of the FDIC-insured limit. However, these deposits may be redeemed upon demand, and therefore, bear minimal risk.

Investment in Hotel Property—Land, furniture and equipment and construction in progress are stated at the Owner’s cost, not to exceed fair market value. Costs of improvements, including interest, financing costs and real estate taxes during the construction period, are capitalized. Capitalized interest totaled $241,843 in 2003 and $62,994 in 2002. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Construction in progress consists of costs incurred to construct the hotel and develop the site up to the time the Hotel is placed in operation. No depreciation has been recorded to date since the Hotel has not been placed in operation.

Entity Transactions—Certain income and costs that are entity specific and do not pertain to the hotel operations have been classified as partners’ capital transactions.

Asset Impairment—Long-lived assets are evaluated for impairment based on undiscounted future cash flows, and, if impaired, are carried at fair value. No impairment losses have been recorded to date.

Income Taxes—The Hotel was owned by a limited partnership throughout the financial statement periods. Income and losses of a limited partnership are passed through to the owners and taxed on their individual tax returns. Accordingly, the financial statements do not reflect an income tax provision.

REDMOND, WASHINGTON—MARRIOTT TOWN CENTER HOTEL

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003 AND 2002

Loan Costs—Construction loan costs are capitalized to investment in hotel property. Permanent loan costs are separately classified and are amortized straight-line over the loan term. No amortization has been recorded through December 31, 2003.

NOTE 3—RELATED PARTY TRANSACTIONS

The owner of the Hotel owes W. I. Realty I, LP $10,106 at December 31, 2003 for various amounts advanced and payments made to finance hotel construction costs. The limited partnership agreement provides for the affiliate fees listed below.

		Amount Earned and Paid		Future Portion ( Not Owed at December 31, 2003)
Type of Fee	Payee	2003	2002
Development Fee	Redmar Associates, LLC	$343,750	$350,000	$1,506,250
Guarantee Fee	Redmar Guarantor, LLC	—	—	$660,950
Supervision/Overhead Fee	Redmar Associates, LLC	—	—	$230,550
Supplies/Acquisition Fee	Redmar Associates, LLC	—	—	$558,500

The development fees paid through December 31, 2003 have been capitalized and included in construction in progress. $206,250 of the future development fees owed will be due in monthly installments of $34,375 in 2004. The remaining future portion of the development fees as well as the future portion of the other fees will be owed as one or more subsequent events occur.

NOTE 4—MORTGAGE LOAN PAYABLE

The Owner obtained a $36,000,000 development loan to finance construction of the Hotel property from Compass Bank in 2002. The loan is for a maximum term of thirty months and bears interest on cumulative advances at a rate of Libor plus 210 basis points. Through December 31, 2003 and 2002, $17,604,624 and $1,000, respectively had been advanced. The loan is secured by the Hotel’s tangible and intangible assets and is guaranteed by W. I. Realty I, L. P.

The Owner has also obtained a permanent loan commitment in the amount of $36,000,000 from GMAC Commercial Mortgage Corporation. Upon closing, the note will bear interest at Libor plus 3.85%. During the first year, required payments will be interest only. During the next three years monthly payments will be based on a 25 year amortization period. After four years, the entire unpaid portion will be due in full. As of December 31, 2003, closing had not occurred.

NOTE 5—SUBSEQUENT EVENT

The Owner has a contract with Apple Hospitality Six, Inc. to sell the Hotel property and certain related assets, net of liabilities for $64,000,000. The sale is anticipated to close in June, 2004.

Independent Auditor’s Report

To the Members of

Stonebridge Acquisition Hotels

We have audited the accompanying combined balance sheets of Stonebridge Acquisition Hotels, as of December 31, 2003, 2002 and 2001, and the related combined statements of income, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Hotels’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Stonebridge Acquisition Hotels, as of December 31, 2003, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 7, in October 2004, the investment in eight Hotels was sold.

/s/    McGladrey & Pullen, LLP

Richmond, Virginia

October 13, 2004

STONEBRIDGE ACQUISITION HOTELS

COMBINED BALANCE SHEETS

DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
Assets
Investment in hotels, net of accumulated depreciation of $9,318,406, $7,284,685, $5,273,690, respectively	$53,945,637	$44,005,428	$36,501,745
Construction in progress	12,017,629	2,779,938	2,614,189
Cash	1,861,337	1,780,646	2,134,552
Accounts receivable	1,273,381	897,527	378,647
Restricted funds held for:
Taxes	78,477	92,998	129,259
Furniture, fixtures and equipment	573,428	397,216	369,722
Prepaid expenses and other current assets	122,887	166,957	84,328
Franchise fees, net of accumulated amortization of $56,775, $41,062, $26,709, respectively	115,190	105,903	70,940
Loan Origination Costs, net of accumulated amortization of $304,502, $187,588, $326,871, respectively	851,542	766,373	453,716

Total assets	$70,839,508	$50,992,986	$42,737,098

Liabilities And Members’ Equity
Liabilities:
Mortgages payable	$55,928,796	$41,739,131	$33,626,839
Due to affiliates	1,950,000	—	—
Accounts payable and accrued expenses	3,071,936	1,552,660	945,905

Total liabilities	60,950,732	43,291,791	34,572,744
Commitments and Subsequent Event
Members’ Equity	9,888,776	7,701,195	8,164,354

Total liabilities and members’ equity	$70,839,508	$50,992,986	$42,737,098

See Notes to Combined Financial Statements.

STONEBRIDGE ACQUISITION HOTELS

COMBINED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
Revenues:
Suites	$19,497,521	$16,925,093	$14,414,906
Other	1,088,324	931,234	878,364

Total revenues	20,585,845	17,856,327	15,293,270

Expenses:
Operating	5,064,300	3,693,241	3,078,348
Hotel administration	1,965,828	2,014,890	1,843,765
Sales and marketing	762,970	687,611	526,103
Utilities	725,420	634,706	545,514
Repairs and maintenance	803,278	640,377	405,717
Management and franchise fees	2,637,224	2,300,329	2,079,419
Taxes, insurance and other	1,487,640	932,752	806,749
Depreciation and amortization	2,201,333	2,348,377	1,949,505

Total expenses	15,647,993	13,252,283	11,235,120

Operating income	4,937,852	4,604,044	4,058,150
Interest income	13,459	12,071	25,836
Interest expense	(2,804,257)	(2,370,316)	(2,588,198)

Net income	$2,147,054	$2,245,799	$1,495,788

See Notes to Combined Financial Statements.

STONEBRIDGE ACQUISITION HOTELS

COMBINED STATEMENTS OF MEMBER’S EQUITY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
Beginning Balance	$7,701,195	$8,164,354	$7,925,900
Net Income	2,147,054	2,245,799	1,495,788
Contributions	4,921,320	1,000,000	1,700,000
Distributions	(4,880,793)	(3,708,958)	(2,957,334)

Ending Balance	$9,888,776	$7,701,195	$8,164,354

See Notes to Combined Financial Statements.

STONEBRIDGE ACQUISITION HOTELS

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER, 2003, 2002 AND 2001

	2003	2002	2001
Cash Flows From Operating Activities
Net income	$2,147,054	$2,245,799	$1,495,788
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,201,333	2,348,377	1,949,505
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(375,854)	(518,880)	118,748
Prepaid expenses and other current assets	44,070	(82,629)	367,773
Increase (decrease) in:
Accounts payable and accrued expenses	16,168	321,522	(39,309)

Net cash provided by operating activities	4,032,771	4,314,189	3,892,505

Cash Flows From Investing Activities
Purchase of capital assets, including construction in progress	(9,320,552)	(1,812,876)	(1,835,565)
Franchise fees	(25,000)	(49,315)	—
Net (increase) decrease in restricted funds held	(161,691)	8,767	(131,239)

Net cash used in investing activities	(9,507,243)	(1,853,424)	(1,966,804)

Cash Flows From Financing Activities
Proceeds from notes payable	5,430,928	18,920,940	4,730,000
Principal payments on notes payable	(1,664,150)	(18,853,335)	(4,010,640)
Due to Affiliate	1,950,000	—	—
Loan origination fees	(202,142)	(173,318)	(155,005)
Equity Funding	4,921,320	1,000,000	1,700,000
Distributions	(4,880,793)	(3,708,958)	(2,957,334)

Net cash provided by (used in) financing activities	5,555,163	(2,814,671)	(692,979)

Net increase (decrease) in cash	80,691	(353,906)	1,232,722
Cash:
Beginning	1,780,646	2,134,552	901,830

Ending	$1,861,337	$1,780,646	$2,134,552

Supplemental Disclosure of Cash Flow Information
Cash payments for interest, including capitalized interest	$3,006,814	$2,490,792	$2,926,877

Supplemental Schedule of Noncash Investing and Financing Activities
Capital assets purchased included in accounts payable	$1,503,108	$285,233	$—

Property and equipment financed by notes payable	$10,422,887	$8,044,685	$2,000,000

See Notes To Combined Financial Statements.

Stonebridge Acquisition Hotels

Notes To Combined Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: The accompanying combined financial statements present the financial information of the following Hotel properties (the Hotels):

365 Lodging, LLC is a Colorado limited liability company which was formed on July 3, 2002, for the purpose of acquiring land and developing a Homewood Suites by Hilton and operating the hotel under a management agreement with Stonebridge Hospitality Services, LLC (the Manager). The hotel, located in Anchorage, Alaska became operational in March 2004, when the management agreement became effective and the hotel commenced operations.

Anchorage Lodging, LLC is a Colorado limited liability company which was formed on March 13, 1997, for the purpose of acquiring land and developing a Hampton Inn by Hilton and operating the hotel under a management agreement with Stonebridge Hospitality Services, LLC (the Manager). The hotel, located in Anchorage, Alaska became operational in October 1997, when the management agreement became effective and the hotel commenced operations.

Arcadia Lodging, LLLP is a Colorado limited liability limited partnership which was formed on May 18, 1998, for the purpose of acquiring land and developing a Hilton Garden Inn by Hilton and operating the hotel under a management agreement with Stonebridge Hospitality Services, LLC (the Manager). The hotel, located in Arcadia, California, became operational in October 1999, when the management agreement became effective and the hotel commenced operations.

Arcadia Suites, LLLP is a Colorado limited liability limited partnership which was formed on May 18, 1998, for the purpose of acquiring land and developing a Springhill Suites by Marriott and operating the hotel under a management agreement with Stonebridge Hospitality Services, LLC (the Manager). The hotel, located in Arcadia, California, became operational in November 1999, when the management agreement became effective and the hotel commenced operations.

Borealis Lodging, LLC is a Colorado limited liability company which was formed on July 27, 2000, for the purpose of acquiring land and developing a Hilton Garden Inn by Hilton and operating the hotel under a management agreement with Stonebridge Hospitality Services, LLC (the Manager). The hotel, located in Anchorage, Alaska, became operational in June 2002, when the management agreement became effective and the hotel commenced operations.

Foothill Ranch Lodging, LP is a Colorado limited partnership which was formed on April 15, 1997, for the purpose of acquiring land and developing a Hampton Inn by Hilton and operating the hotel under a management agreement with Stonebridge Hospitality Services, LLC (the Manager). The hotel, located in Foothill Ranch, California became operational in August 1998, when the management agreement became effective and the hotel commenced operations.

Glendale Lodging, LLLP is a Colorado limited liability limited partnership which was formed on August 20, 1997, for the purpose of acquiring land and developing a Hampton Inn and Suites by Hilton and operating the hotel under a management agreement with Stonebridge Hospitality Services, (the Manager). The hotel, located in Denver, Colorado, became operational in April 1999, when the management agreement became effective and the hotel commenced operations.

Jeffco Lodging, LLP is a Colorado limited liability partnership which was formed on September 1, 2003, for the purpose of acquiring real estate of a Hampton Inn by Hilton and operating the hotel under a management agreement with Stonebridge Hospitality Services, LLC (the Manager). The hotel, located in Lakewood,

Stonebridge Acquisition Hotels

Notes To Combined Financial Statements—(Continued)

Colorado, became operational in September 2003, when the management agreement became effective and the hotel commenced operations.

Orange County Lodging, LP is a Colorado limited partnership which was formed on April 15, 1997, for the purpose of acquiring land and developing a Hilton Garden Inn by Hilton and operating the hotel under a management agreement with Stonebridge Hospitality Services, LLC (the Manager). The hotel, located in Lake Forest, California, became operational in April 2004, when the management agreement became effective and the hotel commenced operations.

Phoenix Lodging, LLC is a Colorado limited liability company which was formed on April 11, 1997, for the purpose of acquiring land and developing a Hampton Inn by Hilton and operating the hotel under a management agreement with Stonebridge Hospitality Services, LLC (the Manager). The hotel, located in Phoenix, Arizona, became operational in November 1998, when the management agreement became effective and the hotel commenced operations.

A summary of the Hotels’ significant accounting policies follows:

Personal assets and liabilities and members’ salaries: In accordance with the generally accepted method of presenting limited liability company and partnership financial statements, the combined financial statements do not include the personal assets and liabilities of the members, including their obligation for income taxes on their distributive shares of the net income of the limited liability company or partnership nor any provision for income tax expense.

The expenses shown in the combined statements of income do not include any salaries to the members.

Principles of combination: The accompanying financial statements of Stonebridge Acquisition Hotels include the accounts of 365 Lodging, LLC, Anchorage Lodging, LLC, Arcadia Lodging, LLLP, Arcadia Suites, LLLP, Borealis Lodging, LLC, Foothill Ranch Lodging, LP, Glendale Lodging, LLLP, Jeffco Lodging, LLP, Orange County Lodging, LP, and Phoenix Lodging, LLC (collectively the Hotels). The Hotels are separate legal entities that share management and common ownership. All significant related balances and transactions have been eliminated in combination.

Concentrations of credit risk: The Hotels maintain their cash in bank deposit accounts which, at times, may exceed federally insured limits. The Hotels have not experienced any losses in such accounts. The Hotels believe they are not exposed to any significant credit risk on cash.

Restricted funds: The Hotels are required to fund some of the various mortgage holders with sufficient funds, generally 5% of gross revenue, to cover the cost of replacements and renewals to the hotel’s property and improvements. The mortgagors hold these funds in escrow in short-term money market securities on behalf of the hotel until the funds are spent on capital improvements.

Accounts receivable: Accounts receivable is comprised primarily of trade receivables due from Hotel guests. An allowance for doubtful accounts is based on management’s estimate of the expected collectibility of these trade receivables. There is no allowance at December 31, 2003, 2002 and 2001. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered past due when any portion of the receivable balance is outstanding for more than 90 days. Interest is charged on trade receivables that are outstanding for more than 30 days and is recognized as charged. No interest has been charged to trade receivables during 2003, 2002 or 2001.

Stonebridge Acquisition Hotels

Notes To Combined Financial Statements—(Continued)

Investment in hotels: The investment in hotels is stated at cost. Interest and property taxes incurred during the construction of the facilities were capitalized and depreciated over the life of the asset. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in operations.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The useful lives of assets are 39 years for buildings, 15 years for improvements and 5 to 7 years for furniture, fixtures and equipment.

Valuation of long-lived assets: The Hotels accounts for the valuation of long-lived assets under Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell. No impairment losses have been recorded to date.

Franchise fees: Franchise fees are amortized on a straight-line basis which approximates the effective interest method over the term of the agreement commencing on the hotel opening dates.

Loan origination costs: Construction loan costs are capitalized to investment in hotel property and are depreciated in accordance with the Hotels’ normal depreciation policies. Permanent loan costs are amortized using straight-line methods, which approximates the effective interest method, over the terms of the respective mortgages. Amortization expenses totaled $140,766, $177,738 and $184,535 for the years ended December 31, 2003, 2002 and 2001 respectively.

Income taxes: No federal or state income taxes are payable by the Hotels, and therefore, no tax provision has been reflected in the accompanying financial statements. The members are required to include their respective share of Hotels profits or losses in their individual tax returns. The tax returns, the status of the Hotels as such for tax purposes, and the amount of allocable Hotels income or loss, are subject to examinations by the Internal Revenue Service. If such examinations result in changes with respect to the Hotels status, or in changes to allocable Hotels income or loss, the tax liability of the members would be changed accordingly.

Revenue recognition: Revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or consummation of purchases of other hotel services.

Sales and marketing: Sales and marketing costs are expensed when incurred. These costs represent the expense for franchise advertising and reservation systems under the terms of the hotel management agreement and general and administrative expenses that are directly attributable to advertising and promotion.

Estimates: The presentation of the financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stonebridge Acquisition Hotels

Notes To Combined Financial Statements—(Continued)

Note 2. Investment in Hotel Properties

The following is a reconciliation of the carrying value of the Investment in hotels at December 31, 2003, 2002 and 2001:

	2003	2002	2001
Land and land improvements	$10,748,333	$9,111,282	$9,111,282
Building and improvements	43,633,333	35,293,358	27,315,775
Furniture, fixtures and equipment	8,882,377	6,885,473	5,348,378

	63,264,043	51,290,113	41,775,435
Less accumulated depreciation	9,318,406	7,284,685	5,273,690

Investment in hotels, net	$53,945,637	$44,005,428	$36,501,745

Stonebridge Acquisition Hotels

Notes To Combined Financial Statements—(Continued)

Note 3. Mortgages Payable

Mortgages payable at December 31, 2003, 2002 and 2001 consist of the following:

	2003	2002	2001
365 Lodging, LLC Mortgage with GE Capital, secured by the investment in the hotel; term of 10 years and due September 2013; interest at Libor + 2.75%	$3,411,162	$—	$—
365 Lodging, LLC Mortgage with Great Western, secured by the investment in the hotel; term of 6 years and due September 15, 2009; interest at 5.5.%	3,849,500	—	—
Anchorage Lodging, LLC Mortgage with GE Capital Corporation secured by the investment in the hotel; term of 10 years and due April 2009; interest at 7.75%	5,775,303	5,954,167	6,119,556
Arcadia Lodging, LLLP Mortgage with Corus Bank secured by the investment in the hotel; term of 3 years and due May 2005; interest at LIBOR + 3.75%	5,813,205	6,015,233	—
Arcadia Lodging, LLLP Mortgage with ChinaTrust Bank secured by the investment in the hotel; interest at Prime + 1.25%; Paid off April 2002	—	—	6,221,344
Arcadia Suites, LLLP Mortgage with Corus Bank secured by the investment in the hotel; term of 3 years and due April 2005; interest at LIBOR + 3.75%	4,383,728	4,525,690	—
Arcadia Suites, LLLP Mortgage with ChinaTrust Bank secured by the investment in the hotel; interest at Prime + 1.25%; Paid off 2002	—	—	4,542,568
Borealis Lodging, LLC Mortgage with HilMAC secured by the investment in the hotel; term of 5 years and due December 2007; interest at 6.05%	9,031,159	9,262,219	—
Borealis Lodging, LLC Mortgage with Great Western secured by the investment in the hotel; interest at Prime + .75%; Paid off 2003	—	500,000	2,000,000
Foothill Ranch Lodging, LP Mortgage with PNC Bank secured by the investment in the hotel; term of 10 years and due August 2011; interest at 8.06%	4,587,756	4,650,457	4,708,255
Glendale Lodging, LLLP Mortgage with GE Capital secured by the investment in the hotel; term of 10 years and due January 2013; interest at 6.93%	6,734,506	6,900,000	—
Glendale Lodging, LLLP Mortgage with Corus Bank secured by the investment in the hotel; interest at Prime + 5.75%; Paid off 2002	—	—	5,987,278
Jeffco Lodging, LLP Mortgage with Guaranty Bank and Trust secured by the investment in the hotel; term of 4 years and due July 2007; interest at 4%	5,197,659	—	—
Orange County Lodging, LP Mortgage with FirsTier Capital secured by the investment in the hotel; term of 2 years and due January 2004; interest at Prime + .5%	3,339,393	—	—
Phoenix Lodging, LLC Mortgage with GE Capital secured by the investment in the hotel; term of 10 years and due February 2009; interest at 7.48%	3,805,425	3,931,365	4,047,838

	$55,928,796	$41,739,131	$33,626,839

Stonebridge Acquisition Hotels

Notes To Combined Financial Statements—(Continued)

Future maturities at December 31, 2003 are as follows:

Year Ending December 31,
2004	$1,915,249
2005	12,524,136
2006	5,023,902
2007	6,975,059
2008	9,855,619
Thereafter	$19,634,831

Total	$55,928,796

Interest of $202,557, $120,475 and $47,106 was capitalized in the years ended December 31, 2003, 2002 and 2001, respectively.

Note 4. Management Agreements

The Hotels are subject to management agreements, which cover an initial term of 5 to 20 years with varying renewal terms. The agreements provide for payment of base management fees, marketing fees, and reservation system fees, which are calculated monthly and range from 4.6% to 6% of gross rental revenues. Management fees of $968,514, $787,946 and $667,016, were expensed in 2003, 2002 and 2001, respectively.

Note 5. Franchise Agreements

Franchise fees totaling $171,965, $146,965 and $97,650 have been paid to Hilton and Marriott International, Inc. as of December 31, 2003, 2002, and 2001, respectively. Amortization expense totaled $15,713, $14,353 and $13,194 for the years ended December 31, 2003, 2002 and 2001, respectively.

The Hotels are subject to various franchise agreements under which the Hotels agree to use the Franchisor’s trademark, standards of service (cleanliness, management, advertising) and construction quality and design. There are agreements with Hilton (Homewood Suites, Hampton Inn, Hampton Inn and Suites and Hilton Garden Inn) and Marriott International, Inc. (Springhill Suites). The agreements cover initial term of 5 to 20 years with varying renewal terms. The agreement provides for payment of base management fees, which are calculated monthly and range from 3% to 8% of gross rental revenues. Franchise fees of $1,269,506, $1,104,377 and $983,802 were paid in 2003, 2001 and 2001, respectively

Note 6. Related Parties

The managing member of the Hotels is also the President of the Manager. The “Due to affiliates” of $1,200,000 to Arcadia Lodging, LLLP and $750,000 to Arcadia Suites, LLLP as of December 31, 2003 are funds loaned from the Manager in order to assist with distributions to the other members. Interest at 5% per annum is being paid monthly and the outstanding principal balances are anticipated to be paid within a year.

The Hotels also owe the Manager $332,253, $234,870 and $176,335 at December 31, 2003, 2002 and 2001, respectively for the management fees, employee expenses and miscellaneous operating expenses in the normal course of business. All amounts owed were paid in the subsequent year. These amounts are included in accounts payable and accrued expenses in the accompanying combined financial statements.

Stonebridge Acquisition Hotels

Notes To Combined Financial Statements—(Continued)

Note 7. Subsequent Event

In October 2004, the Hotels sold eight of the hotel investments to Apple REIT Six, Inc. for a gross purchase price of $95 million. The sale of two of the hotel investments are pending. The gross purchase price for these investments is $19 million and the sale is expected to close in November 2004. Debt in Anchorage Lodging, LLC, Foothill Ranch Lodging, LP, and Glendale Lodging, LLLP with an aggregate principal balance of approximately $17 million, will be assumed by the purchaser.

FORT WORTH, TEXAS—SPRINGHILL SUITES BY MARRIOTT HOTEL

BALANCE SHEET

MARCH 31, 2004 (Unaudited)

ASSETS

INVESTMENT IN HOTEL PROPERTIES:
Land	$1,168,138
Furniture and Equipment	462,314
Construction in Progress	9,239,727

TOTAL INVESTMENT IN HOTEL PROPERTY	10,870,179

Cash	869
Deposits	2,400

3,269

TOTAL ASSETS	$10,873,448

LIABILITIES AND PARTNERS’ DEFICIT

LIABILITIES:
Mortgage Payable	$9,360,205
Accounts Payable	1,760,120
Affiliate Loans	774,118
Accrued Liabilities	18,128

TOTAL LIABILITIES	11,912,571
PARTNERS’ DEFICIT	(1,039,123)

TOTAL LIABILITIES AND PARTNERS’ DEFICIT	$10,873,448

See also the audited financial statements included as part of this Supplement No. 7

FORT WORTH, TEXAS—SPRINGHILL SUITES BY MARRIOTT HOTEL

STATEMENT OF PARTNERS’ DEFICIT

FOR THE PERIOD JANUARY 1, 2004 THROUGH MARCH 31, 2004 (Unaudited)

Balance, January 1, 2004	$(1,027,975)
Net Loss	(11,148)

Balance, March 31, 2004	$(1,039,123)

STATEMENT OF OPERATIONS FOR THE PERIOD JANUARY 1, 2004 AND MARCH 31, 2004 (Unaudited)
REVENUES	$—

EXPENSES:
Pre-Opening Costs	11,148

NET LOSS	$(11,148)

See also the audited financial statements included as part of this Supplement No. 7

FORT WORTH, TEXAS—SPRINGHILL SUITES BY MARRIOTT HOTEL

STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 1, 2004 THROUGH MARCH 31, 2004 (Unaudited)

CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net Loss	$(11,148)
Change in:
Accounts Payable	11,148

NET CASH FLOWS FROM OPERATING ACTIVITIES	—

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	(3,133,819)

CASH FLOWS FROM FINANCING ACTIVITIES:
Mortgage Loan Proceeds	3,077,576

NET DECREASE IN CASH	(56,243)
CASH, JANUARY, 1, 2004	57,112

CASH, MARCH 31, 2004	$869

See also the audited financial statements included as part of this Supplement No. 7

GBI of South Carolina

(A Limited Liability Company)

Balance Sheet

March 31, 2004 (unaudited)

Assets	2004

Investment in hotel, net of accumulated depreciation of $1,762,493	$7,175,325
Cash and cash equivalents	20,186
Reserve held for furniture, fixtures and equipment	235,624
Other assets, net	415,285

Total assets	$7,846,420

Liabilities And Partners’ Capital

Liabilities:
Notes payable – secured	$6,551,282
Other liabilities	58,298

Total liabilities	6,609,580

Partners’ Capital	1,236,840

Total liabilities and partners’ capital	$7,846,420

See also the audited financial statements included as part of this Supplement No. 7

GBI of South Carolina

(A Limited Liability Company)

Statements Of Income

Three months ended March 31, 2004 and 2003 (unaudited)

	2004	2003
Revenues
Suite	$406,788	$359,062
Other	33,016	23,268

Total revenues	439,804	382,330

Expenses
Operating	144,956	123,353
Hotel administrative	41,068	22,520
Sales and marketing	19,443	24,423
Utilities	28,722	25,442
Repair and maintenance	21,691	22,430
Management fees	31,786	26,763
Taxes, insurance and other	26,182	26,623
General and administrative	53,763	16,782
Depreciation of real estate owned	80,678	71,423

Total expenses	448,289	359,759

Operating (loss) income	(8,485)	22,571

Interest income	523	504
Interest expense	(54,935)	(58,856)

Net loss	$(62,897)	$(35,781)

See also the audited financial statements included as part of this Supplement No. 7

GBI of South Carolina

(A Limited Liability Company)

Statements Of Cash Flows

Three months ended March 31, 2004 and March 31, 2003 (unaudited)

	2004	2003
Cash Flows From Operating Activities
Net income	$(62,897)	(35,781)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of hotel assets	80,678	71,423
Change in operating assets and liabilities:
Due from third party manager	(87,500)	(87,500)
Other assets	(294,073)	(119,713)
Accounts payable and accrued expenses	26,177	137,068

Net cash provided by operating activities	(337,615)	(34,503)

Cash Flows From Investing Activities
(Increase) decrease in cash reserved for capital improvements	(14,320)	(9,259)
Capital (expenditures) disposals	(7,985)	42,734

Net cash used in investing activities	(22,305)	33,475

Cash Flows From Financing Activities
Due from affiliates	422,900	49,360
Repayment of principal on notes payable	(50,415)	(46,734)

Net cash used in financing activities	372,485	2,626

Net decrease in cash and cash equivalents	12,565	1,598

Cash and cash equivalents, beginning of year	7,621	4,596

Cash and cash equivalents, end of year	$20,186	$6,194

Supplemental Disclosure of Cash Flow Information
Interest paid, no amounts capitalized	$54,935	$58,856

See also the audited financial statements included as part of this Supplement No. 7

REDMOND, WASHINGTON—MARRIOTT TOWN CENTER HOTEL

BALANCE SHEET

MARCH 31, 2004 (Unaudited)

ASSETS

INVESTMENT IN HOTEL PROPERTIES:
Land	$6,033,946
Furniture and Equipment	1,170,212
Construction in Progress	27,630,258

TOTAL INVESTMENT IN HOTEL PROPERTY	34,834,416

Cash	303,983
Restricted Cash	225,241
Affiliate Loans	2,249
Loan Costs	755,000

1,286,473

TOTAL ASSETS	$36,120,889

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:
Mortgage Payable	$24,003,153
Accounts Payable	3,002,540
Accrued Liabilities	46,081

TOTAL LIABILITIES	27,051,774

PARTNERS’ CAPITAL	9,069,115

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$36,120,889

See also the audited financial statements included as part of this Supplement No. 7

REDMOND, WASHINGTON—MARRIOTT TOWN CENTER HOTEL

STATEMENT OF PARTNERS’ CAPITAL

FOR THE PERIOD JANUARY 1, 2004 THROUGH MARCH 31, 2004 (Unaudited)

Balance, January 1, 2004	$9,183,664

Net Loss	(106,269)

Capital Distributions	(8,280)

Balance, March 31, 2004	$9,069,115

STATEMENT OF OPERATIONS

FOR THE PERIOD JANUARY 1, 2004 AND MARCH 31, 2004 (Unaudited)

REVENUES:
Interest Income	$2

EXPENSES:
Pre-Opening Costs	106,271

NET LOSS	$(106,269)

See also the audited financial statements included as part of this Supplement No. 7

REDMOND, WASHINGTON—MARRIOTT TOWN CENTER HOTEL

STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 1, 2004 THROUGH MARCH 31, 2004 (Unaudited)

CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net Loss	$(106,269)
Change in:
Accounts Payable	5,876

NET CASH FLOWS TO OPERATING ACTIVITIES	(100,393)

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	(6,083,567)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	6,398,529
Equity Distributions	(8,280)

NET CASH FLOWS FROM FINANCING ACTIVITIES	6,390,248

NET INCREASE IN CASH	206,288

CASH, JANUARY, 1, 2004	97,695

CASH, MARCH 31, 2004	$303,983

See also the audited financial statements included as part of this Supplement No. 7

STONEBRIDGE ACQUISITION HOTELS

COMBINED BALANCE SHEETS (UNAUDITED)

DECEMBER 31, 2003 AND JUNE 30, 2004

	December 31, 2003	June 30, 2004
Assets
Investment in hotel, net	$53,945,637	$72,938,429
Construction in Progress	12,017,629	—
Cash and cash equivalents	1,861,337	1,643,128
Accounts Receivable	1,273,381	1,210,080
Restricted funds held for:
Taxes	78,477	86,848
Furniture, fixtures and equipment	573,428	683,235
Other assets, net	1,089,619	1,262,205

Total assets	$70,839,508	$77,823,925

Liabilities And Net Assets
Liabilities:
Notes payable	$55,928,796	$64,995,996
Accounts payable & accrued expenses	5,021,936	1,804,128

Total liabilities	60,950,732	66,800,124
Commitments and subsequent events
Members’ Equity	9,888,776	11,023,801

Total liabilities and members’ equity	$70,839,508	$77,823,925

See also the audited financial statements included as part of this Supplement No. 7

STONEBRIDGE ACQUISITION HOTELS

COMBINED STATEMENTS OF INCOME (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2004 AND 2003

	2004	2003
Revenues:
Suites	$12,359,491	$9,164,615
Other	726,410	530,772

Total revenues	13,085,901	9,695,387

Expenses:
Operating	3,605,960	2,524,123
Hotel Administration	1,220,707	558,366
Sales and marketing	599,490	351,942
Utilities	449,053	319,025
Repairs and maintenance	550,054	374,865
Management & Franchise Fees	1,664,811	1,226,320
Taxes, insurance and other	743,623	809,314
Depreciation	1,521,889	1,178,337

Total expenses	10,355,587	7,342,292

Operating income
Interest income	3,294	8,705
Interest expense	1,600,287	1,376,624

Net income	$1,133,321	$985,176

See also the audited financial statements included as part of this Supplement No. 7

STONEBRIDGE ACQUISITION HOTELS

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2004 AND 2003

	2004	2003
Cash Flows From Operating Activities
Net income	$1,133,321	$985,176
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,521,889	1,178,337
Increase in operating assets	(109,285)	(69,820)
Decrease in operating liabilities	(1,267,808)	(192,964)

Net cash provided by operating activities	1,278,117	1,900,729

Cash Flows From Investing Activities
Purchase of capital assets	(8,497,052)	(4,499,928)
Net increase in restricted funds held	(118,178)	(130,757)

Net cash used in investing activities	(8,615,230)	(4,630,685)

Cash Flows From Financing Activities
Proceeds from notes payable	9,067,200	3,109,873
Due to Affiliate	(1,950,000)	—
Equity Funding (Distributions)	1,704	(1,011,852)

Net cash provided by financing activities	7,118,904	2,098,021

Net decrease in cash	$(218,209)	$(631,935)
Cash:
Beginning	$1,861,337	$1,780,646

Ending	$1,643,128	$1,148,711

See also the audited financial statements included as part of this Supplement No. 7

Apple REIT Six, Inc.

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2004 (unaudited, in thousands)

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple REIT Six, Inc. (“AR6”) gives effect to the purchase of a Marriott Town Center in Redmond, Washington for a gross purchase price of $64 million on July 7, 2004, the purchase of one Springhill Suites by Marriott located in Arcadia, California; three Hilton Garden Inn's located in Arcadia, California, Anchorage, Alaska, and Lake Forest, California; three Hampton Inn by Hilton hotels located in Lakewood, Colorado, Phoenix, Arizona, and Glendale, Colorado, and one Homewood Suites by Hilton hotel located in Anchorage, Alaska. The gross purchase price was $95.6 million and closed effective October 12, 2004, and two pending hotel purchases of Hampton Inns by Hilton in Anchorage, Alaska and Foothill Ranch, California for an approximate purchase price of $18.9 million. The pending purchases and the hotels purchased on October 12, 2004 are collectively referred to as the “Stonebridge Portfolio.”

This pro forma Balance Sheet also assumes all of the hotels had been leased to our wholly owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by affiliates of Marriott International and Hilton Hotels Corporation under separate management agreements.

Such pro forma information is based in part upon the historical Consolidated Balance Sheet of AR6 and the historical balance sheets of the hotels.

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of AR6 is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of June 30, 2004, nor does it purport to represent the future financial position of AR6.

The unaudited pro forma condensed consolidated balance sheets should be read in conjunction with, and are qualified in their entirety by, the historical consolidated balance sheets of the acquired hotels included in this prospectus.

Balance Sheet as of June 30, 2004 (unaudited, in thousands)

	Company Historical Balance Sheet	Marriott Town Center Redmond	Stonebridge Portfolio	Pro forma Adjustments		Total Pro forma
ASSETS
Investment in hotel properties, net	$24,003	$34,834	72,939	$179,310	(B)
				(107,773	)(C)	$203,313
Cash and cash equivalents	89,686	304	1,643	(86,633	)(G),(H)	5,000
Restricted cash-furniture, fixtures and equipment escrow	275	225	770	2,209	(I)	3,479
Other assets	848	757	2,472	(3,229	)(D)	848

Total Assets	$114,812	$36,120	77,824	$(16,116)		$212,640

LIABILITIES and SHAREHOLDERS’ EQUITY
Liabilities
Mortgage notes payable	—	$24,003	64,996	$(72,243	)(E)	$16,756
Accounts payable and accrued expenses	$13	3,002	1,804	(4,627	)(J)	192
Other accrued expenses	—	46	—	(46	)(E)	—

Total Liabilities	13	27,051	66,800	(76,916)		16,948
Shareholders’ equity (deficit)	—	9,069	11,024	(20,093	)(F)	—
Class B Convertible Stock, no par value, authorized 240,000 shares	24	—	—	—		24
Common stock, no par value, authorized 200,000,000 shares	115,609	—	—	80,893	(A)	196,502
Distribution greater than net income	(834)	—	—	—		(834)

Total Shareholders’ Equity	114,799	9,069	11,024	60,800		195,692

Total Liabilities and Shareholders’ Equity	$114,812	$36,120	77,824	$(16,116)		$212,640

Notes to Pro Forma Condensed Consolidated Balance Sheet (unaudited)

(A)	Represents incremental gross proceeds of $91,924,000 from sale of 8,357,000 units subsequent to June 30, 2004 used to fund acquisitions (see Note B).

(B)	Total purchase price for the properties purchased after June 30, 2004 consists of the following. Purchase price allocation is preliminary and subject to change.

	Marriott Town Center Redmond	Stonebridge Portfolio	Total combined
	(in thousands)
Purchase price per contract	$64,000	$114,500	$178,500
Escrows and other assets assumed	(179)	(3,025)	(3,204)
Acquisition fee payable to Apple Six Realty Group	1,280	2,290	3,570
Additional estimated closing costs	249	195	444

Investment in hotel properties	65,350	113,960	179,310	(B)
Escrows and other assets acquired	179	3,025	3,204
Liabilities Assumed	—	(16,756)	(16,756)
Real estate and property taxes	—	(179)	(179)

Investment in hotel properties net of liabilities	$65,529	$100,050	$165,579

Total purchase price, net			$165,579
Less: Cash on hand to fund acquisitions			(89,686)
Plus: Working capital requirements			5,000

Equity proceeds needed for acquisitions and working capital			$80,893

Purchase price, cash required to pay seller			$80,893
Net raise percentage			0.88

Gross dollars needed to fund acquisitions			$91,924
Gross dollars needed in addition to the initial offering			$91,924
Price per share			$11.00

Units required in addition to the initial offering			8,357
Actual outstanding shares 6/30/04			11,963

Total Shares outstanding			20,320

(C)	Represents elimination of historical net carrying value of real estate under prior owner.

(D)	Represents elimination of net deferred loan costs and other intangible assets associated with prior owner.

(E)	Represents elimination of liabilities associated with prior owner, not assumed by the Company.

(F)	Represents elimination of shareholders’ equity associated with the prior owner.

(G)	Represents elimination of prior owners cash and cash equivalents.

(H)	Cash needed to fund one quarter’s dividend and working capital needs, less cash on hand of $89,686,000.

(I)	Represents assumption of certain escrows in the amount of $3,204,000.

(J)	Represents assumption of certain liabilities in the amount of $179,000.

Apple REIT Six, Inc.

Pro Forma Condensed Consolidated Statements of Operations (unaudited)

For the year ended December 31, 2003 and the six months ended June 30, 2004

(in thousands)

The following unaudited Pro Forma Condensed Consolidated Statement of Operations of Apple REIT Six, Inc. (“AR6”) gives effect to the purchase of a Springhill Suites by Marriott in Fort Worth, Texas for an approximate purchase price of $13,340,000, purchased on May 28, 2004, the purchase of a Courtyard by Marriott in Myrtle Beach, SC for a gross purchase price of $9.2 million, purchased on June 8, 2004, the purchase of a Town Center by Marriott in Redmond, Washington on July 7, 2004 for a gross purchase price of $64 million, and the purchase of one Springhill Suites by Marriott located in Arcadia, California; three Hilton Garden Inn’s located in Arcadia, California, Anchorage, Alaska, and Lake Forest, California; three Hampton Inn by Hilton hotels located in Lakewood, Colorado, Phoenix, Arizona, and Glendale, Colorado, and one Homewood Suites by Hilton hotel located in Anchorage, Alaska. The gross purchase price was $95.6 million and closed effective October 12, 2004, and two pending hotel purchases of Hampton Inns by Hilton in Anchorage, Alaska and Foothill Ranch, California for an approximate purchase price of $18.9 million. The pending purchases and the hotels purchased on October 12, 2004 are collectively referred to as the “Stonebridge Portfolio.”

This pro forma Statement of Operations also assumes all of the hotels had been leased to our wholly owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by affiliates of Marriott International and Hilton Hotels Corporation under separate management agreements.

Such pro forma information is based in part upon the historical Consolidated Statement of Operations of AR6 and the historical Statement of Operations of the hotels.

The following unaudited Pro Forma Condensed Consolidated Statement of Operations of AR6 is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of January 1, 2003, nor does it purport to represent the future financial position of AR6.

The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with, and are qualified in their entirety by, the historical consolidated statement of operations of the acquired hotels included in this prospectus.

For the year ended December 31, 2003 (unaudited, in thousands)

	Company Historical Statement of Operations (A)	Historical Springhill Suites by Marriott Ft. Worth (A)	Historical Courtyard by Marriott Myrtle Beach (A)	Marriott Town Center Redmond (A)	Stonebridge Portfolio (A)	Pro forma Adjustments		Total Pro forma
Revenue:
Suite revenue	$—	$—	$2,207	—	$19,498	—		$21,705
Other operating revenue	—	—	168	—	1,088	—		1,256
Interest income	—	—	2	$1	13	$(16	)(F)	—

Total revenue	—	—	2,377	1	20,599	(16)		22,961
Expenses:
Operating expenses	—	—	1,145	—	9,322	—		10,467
General and administrative	—	—	56	56	—	1,092	(B)	1,204
Management fees	—	—	166	—	2,637	—		2,803
Taxes, insurance and other	—	—	130	—	1,488	—		1,618
Depreciation of real estate owned	—	—	358	—	2,201	(2,559	)(C)	2,106
						2,106	(D)
Interest	—	—	227	—	2,804	(1,858	)(E)	1,173

Total expenses	—	—	2,082	56	18,452	(1,219)		19,371
Income tax expense	—	—	—	—	—	—	(H)	—

Net income before extraordinary items	$—	$—	$295	$(55)	$2,147	$1,203		$3,590

Earnings per common share:
Basic and diluted	$—							$0.43

Basic and diluted weighted average common shares outstanding	—					8,377	(G)	8,377

For the six months ended June 30, 2004 (unaudited, in thousands)

	Company Historical Statement of Operations (A)	Historical Springhill Suites by Marriott Ft. Worth (A)	Historical Courtyard by Marriott Myrtle Beach (A)	Marriott Town Center Redmond (A)	Stonebridge Portfolio (A)	Pro forma Adjustments		Total Pro Forma
Revenue:
Suite revenue	$406	$—	$678	—	$12,360	—		$13,444
Other operating revenue	21	—	55	—	726	—		802
Interest income	77	—	1	—	3	$(81	)(F)	—

Total revenue	504	—	734	—	13,089	(81)		14,246
Expenses:
Operating expenses	193	—	427	—	6,425	—		7,045
General and administrative	138	18	90	212	—	546	(B)	1,004
Management fees	27	—	53	—	1,665	—		1,745
Taxes, insurance and other	27	—	43	—	744	—		814
Depreciation of real estate owned	83	—	135	—	1,522	1,317	(C)	1,400
						(1,657	)(D)
Interest	5	—	92	—	1,600	(1,106	)(E)	591

Total expenses	473	18	840	212	11,956	(900)		12,599
Income tax expense	—	—	—	—		—	(H)	—

Net income	$31	$(18)	$(106)	$(212)	$1,133	$819		$1,647

Earnings per common share:
Basic and diluted	$0.01							$0.14

Basic and diluted weighted average common shares outstanding	3,251					8,382	(G)	11,633

Notes to Pro Forma Condensed Consolidated Statements of Operations (unaudited):

(A)	Represents results of operations for the hotels acquired on a pro forma basis as if the hotels were owned by the Company at January 1, 2003 and for the respective periods prior to acquisition by the Company in 2004. The Company was formed on January 20, 2004 and consequently had no operations in 2003. Additionally, one property began operations in 2003 and four properties began operations in 2004. and therefore had limited historical operational activity. The properties and their respective opening dates were as follows: Hampton Inn & Suites, Lakewood—9/16/2003, Homewood Suites, Anchorage—3/9/2004, Hilton Garden Inn, Lake Forest—3/31/2004, Spring Hill Suites, Ft. Worth—5/28/2004, Marriott Suites, Redmond—6/19/2004

(B)	Represents the advisory fee of .25% of accumulated capital contributions under the “best efforts” offering for the period of time not owned by the Company plus anticipated legal and accounting fees, and other costs associated with being a public company.

(C)	Represents elimination of historical depreciation and amortization expense of the acquired properties.

(D)	Represents the depreciation on the hotels acquired based on the purchase price allocation to depreciable property and the dates the hotels began operations, broken out as follows: The weighted average lives of the depreciable assets are 39 years for building and 7 years for FF&E. The estimated useful lives are based on management’s knowledge of the properties and the hotel industry in general.

Year ended December 31, 2003 (in thousands)	Ft. Worth SHS	Myrtle Beach CY	Marriott Town Center Redmond	Stonebridge Portfolio	Total
Depreciation	$—	$230	$—	$1,876	2,106

					2,106

Six months ended June 30, 2004 (in thousands)
Depreciation	$—	$115	—	1,202	1,317

					1,317

(E)	The interest related to prior owners debt, which was not assumed, has been eliminated.

(F)	Represents elimination of interest income on cash used to fund acquisitions.

(G)	Weighted average shares were calculated based on the date each hotel opened and the corresponding shares required to be issued as necessary to generate the purchase price.

(H)	Estimated income tax expense of our wholly owned taxable REIT subsidiary is zero based on the contractual agreements put in place between the Company and our lessee based on a combined rate of 40%. Based on the terms of the lease agreements our taxable subsidiary would have incurred a loss during these periods. No operating loss benefit has been recorded as realization is not certain.

(In accordance with applicable accounting standards, the report of Ernst & Young LLP as set forth on page F-2 of the Prospectus of Apple REIT Six, Inc. dated as of April 23, 2004 is hereby changed to read as follows in its entirety)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholder of Apple REIT Six, Inc.

We have audited the accompanying consolidated balance sheet of Apple REIT Six, Inc. as of January 20, 2004. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Apple REIT Six, Inc. at January 20, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Richmond, Virginia

January 20, 2004